Exhibit 99.1

Span-America Signs Supply Agreement with Hill-Rom

GREENVILLE, S.C.--(BUSINESS WIRE)--Span-America Medical Systems, Inc. (NASDAQ: SPAN) today announced that it signed a supply agreement with Hill-Rom Company, Inc. to continue providing Hill-Rom with therapeutic support surfaces on a private label basis. The agreement establishes pricing through December 31, 2008, and provides Span-America with inventory protection for products supplied to Hill-Rom. The initial term of the agreement is one year, expiring July 10, 2009, but it will automatically renew for successive one-year periods. Either party may cancel the agreement for any reason with 60 days written notice. The agreement contains no minimum sales volume commitments and no exclusivity provisions for either party.

“Hill-Rom is a valued customer of Span-America and continues as one of our top five customers based on sales volume,” stated Jim Ferguson, president and chief executive officer of Span-America. “We believe this new agreement establishes a framework for an ongoing relationship with Hill-Rom. We are pleased to have signed this new agreement; however, since it contains no minimum purchase volumes, we cannot accurately predict what sales to Hill-Rom will be during the agreement period.

“We believe our therapeutic support surfaces are recognized as providing our medical customers with a high level of clinical performance at competitive prices. We will continue to look for opportunities to expand our medical product sales to Hill-Rom and other customers,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

CONTACT:
Span-America Medical Systems, Inc.
Clyde Shew, 864-288-8877 x 6976
VP, Medical Sales and Marketing
cshew@spanamerica.com